Exhibit 99.2

THE TILE SHOP ANNOUNCES INITIATION OF CASH DIVIDEND

Company to pay $0.05 quarterly cash dividend per common share

MINNEAPOLIS – February 14, 2017 – The Board of Directors of Tile Shop Holdings, Inc. (NASDAQ: TTS) (the “Company”), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, has authorized the initiation of a quarterly cash dividend commencing in the first quarter of 2017, and declared an initial dividend of $0.05 per common share, payable March 24, 2017 to stockholders of record as of the close of business on March 14, 2017.

“The initiation of a dividend to our shareholders displays our confidence in The Tile Shop’s future growth trajectory and free cash flow generation,” said Chris Homeister, CEO.  “We are in a unique position to begin accelerating our store openings in 2017, continue investing to support our store and distribution network to achieve significant long term growth and begin returning capital to shareholders, all while maintaining a minimal level of debt thanks to the competitive strength and significant free cash flow generation of our business.”

About The Tile Shop

The Tile Shop is a leading specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of high quality products, exclusive designs, knowledgeable staff and exceptional customer service, in an extensive showroom environment with up to 50 full-room tiled displays which are enhanced by the complimentary Design Studio – a collaborative platform to create customized 3D design renderings to scale, allowing customers to bring their design ideas to life. The Tile Shop currently operates 123 stores in 31 states and the District of Columbia, with an average size of 21,100 square feet and sells products online at www.tileshop.com

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and Twitter.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance (including the financial performance of new stores).  Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores.  The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.  Investors are referred to the most recent reports filed with the SEC by the Company.

Contacts:

Investors and Media:

Adam Hauser

763-852-2950

investorrelations@tileshop.com